Exhibit 5.1

[Letterhead of Holland & Knight]

July 13, 2007

Safari Holding Corporation

1901 Campus Place

Louisville, KY 40299

Re:	Safari Holding Corporation

Registration Statement on Form S-1/S-4 (File No. 333-142940)

Ladies and Gentlemen:

We have acted as counsel to Safari Holding Corporation, a Delaware corporation (the “Company”), in connection with the Company’s Registration Statement on Form S-4/S-1 (File No. 333-142940), filed with the Securities and Exchange Commission (the “Commission”) on May 14, 2007, as amended by Amendment Nos. 1-3 thereto (as such Registration Statement may be further amended or supplemented, the “Registration Statement”). The Registration Statement relates to the registration under the Securities Act of 1933, as amended (the “Securities Act”), of 30,000,000 shares (the “Shares”) of common stock, par value $0.01 per share (the “Common Stock”), of the Company issuable pursuant to mergers contemplated by the Master Transaction Agreement, dated as of October 25, 2006, as amended by Amendment No. 1 thereto dated June 4, 2007 (as so amended, the “Master Agreement”), by and among AmerisourceBergen Corporation, PharMerica, Inc. (“PharMerica LTC”), Kindred Healthcare, Inc., Kindred Pharmacy Services, Inc. (“KPS”), Kindred Healthcare Operating, Inc., the Company, Hippo Merger Corporation, a wholly owned subsidiary of the Company (“Hippo Merger Corporation”), and Rhino Merger Corporation, a wholly owned subsidiary of the Company (“Rhino Merger Corporation”). This opinion letter is delivered in accordance with the requirements of Item 601(b)(5) of Regulation S-K under the Securities Act.

In connection with the Registration Statement and this opinion letter, we have examined originals, or copies certified or otherwise identified to our satisfaction, of such documents, corporate records of the Company, certificates of public officials and representatives of the Company and other instruments as we have deemed necessary or appropriate as a basis for the opinion hereinafter expressed, including, without limitation:

(a) the Master Agreement;

(b) the Certificate of Incorporation of the Company, originally filed with the Secretary of State of the State of Delaware on October 23, 2006;

(c) the Certificate of Amendment (the “Certificate of Amendment”) to the Certificate of Incorporation of the Company, in the form approved by the Board of Directors and stockholders of the Company in the resolutions referred to below, changing the Company’s name to PharMerica Corporation and increasing the authorized number of shares of Common Stock and preferred stock of the Company to 175,000,000 shares and 1,000,000 shares, respectively;

(d) the Bylaws of the Company, as in effect as of the date hereof;

(e) resolutions adopted by the Board of Directors of the Company related to the Master Agreement and the transactions contemplated thereby, the Certificate of Amendment, the issuance of the Shares and certain other matters;

(f) resolutions adopted by the stockholders of the Company related to the Certificate of Amendment;

(g) resolutions adopted by the Board of Directors of Hippo Merger Corporation related to the Master Agreement and the transactions contemplated thereby; and

(h) resolutions adopted by the Board of Directors of Rhino Merger Corporation related to the Master Agreement and the transactions contemplated thereby.

In our examination, we have assumed the legal capacity of all natural persons, the genuineness of all signatures, the authenticity of all documents submitted to us as originals, the conformity to original documents of all documents submitted to us as certified, conformed or photostatic copies, and the authenticity of the originals of such latter documents. In making our examination of documents executed or to be executed by parties other than the Company, we have assumed (i) that such parties had or will have the power, corporate or other, to enter into and perform all of their respective obligations thereunder, and (ii) the due authorization, execution and delivery by such parties of such documents and the validity and binding effect thereof. As to any facts material to the opinion expressed herein which we have not independently established or verified, we have relied upon statements and representations of officers and other representatives of the Company, and others.

Based on, and subject to, the foregoing, we are of the opinion that:

Upon (i) the filing of the Certificate of Amendment with the Secretary of State of the State of Delaware, (ii) consummation of the mergers of Hippo Merger Corporation with and into PharMerica LTC, with PharMerica LTC as the surviving corporation of such merger, and Rhino Merger Corporation with and into KPS, with KPS as the surviving corporation of such merger, in each case in accordance with the terms of the Master Agreement, and the conversion of each outstanding share of common stock of each of PharMerica LTC and KPS into the right to receive approximately 0.083 shares and 0.366 shares, respectively, of the Company’s Common Stock in accordance with the Master Agreement, and (iii) the issuance of the Shares in uncertificated book entry form, the Shares will be duly authorized, validly issued, fully paid and nonassessable.

We are members of the Bar of the State of New York and the foregoing opinion is limited to the federal laws of the United States and the General Corporation Law of the State of Delaware. In this connection, we hereby confirm that the foregoing reference to General Corporation Law of the State of Delaware includes the statutory provisions and all applicable provisions of the Delaware Constitution and reported judicial decisions interpreting these laws.

We hereby consent to the filing of this opinion as Exhibit 5.1 to the Registration Statement and to the reference to our firm under the caption “Legal Matters” in the Registration Statement. In giving such consent, we do not admit that we are within the category of persons whose consent is required under Section 7 of the Securities Act or the rules and regulations of the Commission.

Very truly yours,

/s/ Holland & Knight LLP
Holland & Knight LLP